EXHIBIT 2.1

                      FIRST AMENDMENT TO MERGER AGREEMENT

         THIS FIRST AMENDMENT TO MERGER AGREEMENT (this "Amendment") is made and entered into as of the 12th day of July, 2004, by and among DESIGNER APPAREL HOLDING COMPANY, a Delaware corporation ("Parent"), DAH MERGER CORPORATION, a Delaware corporation ("Sub") and wholly owned subsidiary of Parent, and LOEHMANN'S HOLDINGS INC., a Delaware corporation (the "Company").

                                   BACKGROUND

         WHEREAS, the Company, Parent and Sub are parties to that certain Agreement and Plan of Merger, dated as of April 22, 2004 (the "Merger Agreement"); and

         WHEREAS, the Company, Parent and Sub desire to amend the Merger Agreement as provided herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:


                  Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

                  Section 1.2  Amendments to Merger Agreement.

                  (a) Section 1.6 of the Merger Agreement is hereby amended and restated in its entirety as follows:


         "1.6     Stock Option Plans.

                  (a) Company Director Plan. The Company shall ensure that, pursuant to the Company's 2000 Director Option Plan (the "Company Director Plan"), all outstanding options to acquire Company Common Stock issued thereunder (the "Company Director Options") shall either be (i) exercised in full immediately prior to the consummation of the Merger or (ii) exchanged for cash for the cancellation of the Company Director Options as set forth in
Section 1.6(d).

                  (b) 2001 Option Plan. The Company shall ensure that, pursuant to the Amended and Restated 2001 Stock Option Plan (the "2001 Option Plan") and the outstanding options to acquire Company Common Stock issued thereunder (the "Company 2001 Options"), (i) the Company 2001 Options set forth on Exhibit A hereto held by each option holder shall be canceled and exchanged for cash as provided in Section 1.6(d), and (ii) the remaining Company 2001 Options held by each option holder shall be retained by such option holder, and such Company 2001 Options to be retained by such option holder shall not be canceled and exchanged for cash pursuant to Section 1.6(d); provided that, the Company shall take any action necessary to make appropriate adjustments in the retained Company 2001 Options as provided in Section 12 of the 2001 Option Plan.

                  (c) 2000 Option Plan. The Company shall ensure that, pursuant to the 2000 Equity Incentive Plan (the "2000 Option Plan"), the outstanding options to acquire Company Common Stock granted thereunder (the "Company 2000 Options") shall either be (i) exercised in full immediately prior to the consummation of the Merger or (ii) exchanged for cash for the cancellation of the Company 2000 Options as set forth in Section 1.6(d); provided, however, that, at the election of Parent after written notice to the Company prior to the consummation of the Merger, the Company shall take all action necessary to permit one or more of the officers of the Company set forth on Exhibit B hereto as shall be designated by Parent in such written notice to retain up to that number of options with an aggregate "Option Value" equal to 10% of the Option Consideration which such officer would receive pursuant to Section 1.6(d) if such officer did not retain any Company 2000 Options pursuant to this Section 1.6(c) (the "Option Roll-Over") and such Company 2000 Options shall not be canceled and exchanged for cash pursuant to Section 1.6(d). The "Option Value" shall be based on the relative exercise prices of the Company 2000 Options to be retained by such officer and shall assume a per share value equal to $23.00 per share with respect to such Company 2000 Options.

                  (d) Option Consideration. Each holder of Company Director Options, Company 2000 Options and Company 2001 Options which are canceled in exchange for cash pursuant to Section 1.6(a), 1.6(b) or 1.6(c) shall receive, upon the consummation of the Merger, in exchange for the cancellation of such holder's Company Director Options, Company 2000 Options or Company 2001 Options (the "Canceled Options"), an amount in cash determined by multiplying (A) the excess, if any, of the Merger Consideration over the applicable exercise price per share of the Canceled Option by (B) the number of shares of Company Common Stock then subject to such Canceled Option (the "Option Consideration"), and each such Company Director Option, Company 2000 Option or Company 2001 Option shall thereafter be canceled.

                  (e) Option Roll-Over.

                           (i) Parent covenants and agrees that it will not elect to permit any officer of the Company set forth on Exhibit B hereto to participate in the Option Roll-Over unless Parent reasonably believes that, based on the representations and warranties made by such officer to the Company in an agreement to be executed by such officer in connection with the Option Roll-Over (each, an "Election Agreement"), such officer is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act.

                           (ii) Parent covenants and agrees that, as a condition to the Option Roll-Over, all consents and approvals, filings, registrations or qualifications of or with any Governmental Entity (as hereinafter defined) required to be made or obtained in connection with the Option Roll-Over under the Securities Act (as hereinafter defined) and the rules and regulations promulgated thereunder and any applicable Blue Sky Laws (as hereinafter defined), except for those consents and approvals, filings, registrations or qualifications which could not reasonably be expected to prevent or impair in any material respect the Option Roll-Over or effect the validity or enforceability of the options of the Surviving Corporation (the "Surviving Corporation Options") in any material respect, shall be made or obtained prior to the Closing Date to the extent required to be so made or obtained prior to the Closing Date (and copies thereof shall be delivered to the Company); provided, that for purposes of determining whether any such consents and approvals, filings, registrations or qualifications of or with any Governmental Entity shall be required in connection with the Option Roll-Over, Parent shall be entitled to rely upon the representations and warranties made by such officers in the Election Agreements and upon representations and warranties contained in subscription agreements for any offering of securities of the Company to be purchased at Closing and to assume that there has not been a breach of any of the Election Agreements or any such subscription agreements.

                           (iii) If Parent elects to permit one or more of the officers of the Company set forth on Exhibit B hereto to participate in the Option Roll-Over, Parent, with the assistance of the Company, will prepare an information memorandum (the "Information Memorandum") relating to the Surviving Corporation Options which may be delivered to such officers. Parent will provide the Company a reasonable opportunity to review and comment upon the Information Memorandum.

                           (iv) Parent covenants and agrees that if it elects to permit one or more of the officers of the Company set forth on Exhibit B hereto to participate in the Option Roll-Over, the Option Roll-Over will comply in all material respects with all applicable federal and state securities laws with respect to the Option Roll-Over."

                           (b) Exhibit B. The Merger Agreement shall be amended
to add Exhibit B thereto as follows:

                                   EXHIBIT B
                                   ---------

              Tony D'Annibale, Senior Vice President, Merchandise
                 John Mains, Senior Vice President, Merchandise
              Beth Wonski, Senior Vice President, Stores/Database
         Frank Lamolino, Senior Vice President, Information Technology
               Fred Forcellati, Vice President, Creative Director
                  Peter Levy, Vice President, Loss Prevention
                   Richard Morretta, Vice President, Finance
                Nancy Straface, Vice President, Human Resources
                Bill Thayer, Vice President, Distribution Center
              Tom Zambrotta, Vice President, Planning & Allocation

                  Section 1.3 Continuation; Effect of Amendment. The Merger Agreement, as amended by this Amendment, shall continue in full force and effect in accordance with its terms. All references in the Merger Agreement to "the Merger Agreement" or "this Agreement" shall be deemed to refer to the Merger Agreement, as amended by this Amendment.

                  Section 1.4 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

                  Section 1.5 Governing Law. All disputes, claims or controversies arising out of or relating to this Amendment, or the negotiation, validity or performance of this Amendment, or the transactions contemplated by this Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of laws. The jurisdiction for any litigation arising out of or relating to this Amendment, or the negotiation, validity or performance of this Amendment, or the transactions contemplated by this Amendment shall be determined in accordance with the Merger Agreement.


                     [SIGNATURES APPEAR ON FOLLOWING PAGE]


         IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                    LOEHMANN'S HOLDINGS INC.


                                     By:  /s/ William J. Fox
                                          -------------------------
                                     Name:  William J. Fox
                                     Title: Co-Chairman



                                    DESIGNER  APPAREL  HOLDING COMPANY

                                     By: /s/ David P. Crosland
                                          -------------------------
                                     Name:  David P. Crosland
                                     Title: President



                                    DAH MERGER CORPORATION


                                     By:  /s/ David P. Crosland
                                          -------------------------
                                     Name:  David P. Crosland
                                     Title: President